EXHIBIT G

[Procuraduría de la Administración Letterhead]

November 26, 2013

The Hon. Frank De Lima

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, Procurador General de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statement No. 333-163050 on Schedule B (the “Registration Statement”) including the Prospectus dated December 16, 2009, and the Prospectus Supplement dated November 21, 2013 constituting a part thereof, the Fiscal Agency Agreement dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”), dated as of November 21, 2013 among the Republic of Panama (“Panama”), Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (the “Underwriters”), pursuant to which Panama proposes to offer and sell U.S.$500,000,000 principal amount of its 5.200% U.S. Dollar-Denominated Global Bonds due 2020 (the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 41 dated October 30, 2012.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriter pursuant to the Terms Agreement, the Prospectus (including, without limitation, the applicable Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the present laws of Panama.

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2012, as amended, and to the use of my name under the heading “Validity of the Global Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Oscar Ceville
Oscar Ceville
Procurador de la Administración
Republic of Panama